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                                                                    EXHIBIT 99.1

                   S E N E C A  I N V E S T M E N T S  L L C
                               437 MADISON AVENUE
                                    3RD FLOOR
                            NEW YORK, NEW YORK 10022


December 4, 2001


Organic Inc.
601 Townsend Street
San Francisco, California  94103

Ladies & Gentlemen:

         On September 18, 2001, we proposed to acquire the Organic Inc. common shares not owned or under contract to purchase by us at $0.33 per share in cash. A number of the conditions in that proposal have been satisfied and a fair amount of time has elapsed, so we thought it appropriate to give you the benefit of our current thinking.

         We continue to desire to pursue the September 18th proposal. As you may know, the cash down payment to the Company's prior majority stockholder was substantially reduced. We are nonetheless prepared to proceed at the $0.33/share price we indicated on September 18th. However, we do not intend to entertain requests that we increase the $0.33/share price in light of events since September 18th, notwithstanding the usual practice in this context of first offering less than the ultimate price.

         Our proposal would initially be subject to participation in the transaction by the holders of a majority of the Organic shares not owned or under contract to purchase by us. Other conditions to the offer will be customary. Our proposal would not be subject to a financing condition.

         We hope you will respond positively to our proposal.

                                             Sincerely yours,


                                             /s/ Michael P. Tierney
                                             Michael P. Tierney
                                             Chief Executive Officer